                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                       Three Months Ended              Six Months Ended
                                            June 30                         June 30
                                       ------------------              ----------------
                                       1997          1996              1997        1996
                                       ----          ----              ----        ----
EQUIVALENT SHARES:

Average shares outstanding         600,522,963   399,232,141     595,159,589   398,307,494

Additional Shares due to:
   Stock options                    16,670,511     7,368,773      16,860,848     6,558,043
   Series C Preferred Shares        27,000,000    36,000,000      30,857,143    36,000,000
                                    ----------    ----------     -----------   -----------
Total equivalent shares            644,193,474   442,600,914     642,877,580   440,865,537
                                   ===========   ===========     ===========   ===========

ADJUSTED EARNINGS
(in millions):

Income (loss) from Continuing
  Operations                          $      1      $    (89)      $    (150)    $    (747)
Income from Discontinued
  Operations                                 -             -               -           967
Extraordinary Item                           -             -               -           (63)
                                      --------      --------       ---------      --------
Adjusted net income (loss)            $      1      $    (89)      $    (150)    $     157
                                      ========      ========       =========     =========

EARNINGS (LOSS) PER SHARE:

From Continuing Operations            $      -      $  (0.20)      $   (0.23)    $   (1.70)
From Discontinued Operations                 -             -               -          2.20
From Extraordinary Item                      -             -               -         (0.14)
                                      --------      --------       ---------      --------
Earnings (loss) per share (a)         $      -      $  (0.20)      $   (0.23)    $    0.36
                                      ========      ========       =========     =========



  (a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 11 to the condensed consolidated financial statements included in Part I of this report.


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